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                                                                   EXHIBIT 99(B)


                          STOCKHOLDER OPTION AGREEMENT

         This STOCKHOLDER OPTION AGREEMENT (this "Agreement"), dated January 10, 2001, by and among United Parcel Service, Inc., a Delaware corporation ("Holder"), and Lynn C. Fritz, an individual resident of the state of California (the "Stockholder").

                                WITNESSETH THAT:

         WHEREAS, the Stockholder owns of record 10,640,129 shares of common stock (the "Common Stock"), $.01 par value, of Fritz Companies Inc., a Delaware corporation ("Company") (all of such shares being referred to herein, and giving effect to Section 14 hereof, as the "Shares"); and

         WHEREAS, concurrently herewith Holder, VND Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holder ("Newco"), and Company are entering into a Plan and Agreement of Merger (the "Merger Agreement") pursuant to which Newco would, subject to the terms and conditions set forth therein, merge with and into Company (the "Merger"); and

         WHEREAS, the transaction is expected to be structured as a tax-free reorganization for shares of Holder capital stock; and

         WHEREAS, the Stockholder desires to induce Holder to proceed with the Merger and enter into the Merger Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Holder's willingness to enter into the Merger Agreement and the sum of $100, and such other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Option. The Stockholder hereby grants to Holder an irrevocable and continuing option (the "Option") to purchase all of the Shares owned by him for a per share price equal to an amount of cash equal to 0.2 multiplied by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Holder Class B common stock, par value $0.01 per share, on the New York Stock Exchange, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 10 trading days immediately preceding the Notice (as defined below) (the "Purchase Price"). As additional consideration, Holder shall pay to the Stockholder, promptly following the sale or other disposition of any Shares (or any other securities into which such Shares are converted or exchanged) within 6 months following the Closing (as defined below), any property or cash amounts received therefor by Holder in excess of the Purchase Price.


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         2.       Exercise of Option. Holder may exercise the Option, in whole but not in part, at any time following the occurrence of a First Date for Exercise (as defined below) by delivering a written notice to the Stockholder with a copy to Bank of America, N.A., (or if Bank of America, N.A. is unwilling or unable to act upon commercially reasonable terms, any other bank or trust company reasonably acceptable to Holder and Stockholder), as escrow agent (the "Escrow Agent") under an Escrow Agreement, to be entered into within five days of the date hereof upon commercially reasonable terms among Holder, the Stockholder and the Escrow Agent (the "Escrow Agreement") of its intention to exercise the Option (the "Notice"), specifying a time, place and date for the closing (the "Closing"), which shall occur as soon as practicable, but not later than three (3) business days from the date of the Notice; provided, however, that (a) if any approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or otherwise shall be required with respect to such exercise, then the Closing shall be the later of the date specified in the Notice or the next business day following the date on which such approvals shall have been obtained, and (b) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Option pursuant to this Agreement. As used herein, the "First Date for Exercise" shall mean the earliest to occur of any of the following events:

                  (i) any person shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding Common Stock;

                  (ii) Company, without having received Holder's prior written consent, shall (A) have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into or publicly announced an intention to enter into, an agreement with any person (other than Holder, Newco or any other subsidiary of Holder) to (1) effect a merger, consolidation, combination, reorganization, share exchange, joint venture involving an "equity control event" (as defined below) or similar transaction involving Company, (2) directly or indirectly sell, lease or otherwise transfer or dispose of, or agree to sell, lease or otherwise transfer or dispose of, assets of Company or its subsidiaries representing 20% or more of the consolidated assets of Company and its subsidiaries or (3) directly or indirectly issue, sell or otherwise transfer or dispose of or agree to issue, sell or otherwise transfer or dispose of (including, without limitation, by way of merger, consolidation, reorganization, share exchange, dividend, distribution or any similar transaction) securities representing 20% or more of the voting power of Company (any of the foregoing an "Acquisition Transaction"), or (B) directly or indirectly have otherwise taken any action including, without limitation, responding to, or entering into discussions or negotiations, in


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                           respect of an Acquisition Transaction or an
                           Acquisition Proposal (as defined in the Merger Agreement) made by any party other than Holder; provided that such action violates Section 6.9 of the Merger Agreement;

                  (iii) any person or group (as such term is defined under the Exchange Act) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Common Stock (other than any person or group that, at the date hereof, beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock) (an "equity control event"); or

                  (iv) any person other than Holder shall have made an Acquisition Proposal to Company and such proposal shall have been publicly announced (the events described in the preceding clauses (i), (ii), (iii) and (iv) are collectively and individually hereinafter referred to as an "Acquisition Event").

         3. Payment and Delivery of Certificates. Concurrent with the execution of this Agreement, the Stockholder shall deliver to the Escrow Agent the certificates representing the Shares, duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc. At the Closing hereunder, the Escrow Agent shall promptly deliver to Holder the Shares and, simultaneously with the proper surrender by Escrow Agent to Holder of the Shares to be purchased by Holder, Holder shall deliver to the Escrow Agent a wire transfer of immediately available funds equal to the product of (x) the Purchase Price multiplied by (y) the number of Shares.

         4. Representations and Warranties of the Stockholder. The Stockholder represents and warrants (such representations and warranties being deemed repeated at the Closing) to Holder that:

                  4.1 Ownership of Shares. The Stockholder has good and marketable title to and is the sole record owner of the Shares; except as set forth on Schedule 4.1 hereto, the Stockholder does not own beneficially or of record any other capital stock of Company; such Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof; and such Shares are owned by the Stockholder free and clear of any pledges, liens, security interests, adverse claims, assessments, proxies, participations, options, equities, charges or encumbrances of any nature whatsoever with respect to the ownership of or right to vote or dispose of such Shares, except for any encumbrances arising hereunder.

                  4.2 Transfer of Title. The sale by the Stockholder of his Shares and the delivery by Escrow Agent of the certificates representing such Shares to Holder pursuant hereto


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will transfer to Holder good and valid title to such Shares free and clear of all pledges, liens, security interests, adverse claims, assessments, options, equities, charges and encumbrances of any nature whatsoever, and with no proxies or restrictions on the voting rights or other incident of record or beneficial ownership pertaining thereto (other than the proxy being granted pursuant to Section 6 of this Agreement).

                  4.3 Authority; Due Execution; Enforceability. The Stockholder has the full right, power, capacity and authority to enter into this Agreement and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Stockholder's voting rights or rights of disposition pertaining thereto (other than the proxy being granted pursuant to Section 6 of this Agreement); and this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights.

                  4.4 No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, with or without giving of notice or the passage of time, (a) violate any judgment, award, decree, injunction or order of any court, arbitrator or governmental agency applicable to the Stockholder or the Stockholder's property or assets or any federal or state law, statute or regulation, or (b) conflict with, result in the breach of any provision of or constitute a violation of or default under any agreement or instrument to which the Stockholder is a party or by which the Stockholder or the Stockholder's property or assets may be bound.

                  5. Covenants of the Stockholder. The Stockholder hereby covenants and agrees that:

                  5.1 Bring-Down of Representations. During the term hereof the Stockholder will not enter into any transaction, take any action or by inaction permit any event to occur, that would result in any of the representations or warranties of the Stockholder herein contained not being true and correct at and as of (a) the time immediately after the occurrence of such transaction, action or event or (b) the date of the Closing of the purchase of Shares. Without limiting the generality of the foregoing, the Stockholder covenants and agrees that the Stockholder will not sell, transfer, pledge, hypothecate, assign or otherwise convey or dispose of, or enter into any contract, option, agreement or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, conveyance or other disposition of, any Shares, other than to or in favor of Holder or Holder's assignee, or in connection with the Merger or an Acquisition Transaction between Company and Holder, Newco or another subsidiary of Holder (a "Holder Acquisition Transaction").

5.2 Surrender of Shares. Concurrent with the execution of this Agreement, the Stockholder will execute an Escrow Agreement authorizing the Escrow Agent to take the actions contemplated by this Agreement on behalf of the Stockholder and will surrender the certificates representing his Shares to the Escrow Agent to be held pursuant to the Escrow Agreement. The Stockholder agrees that Company may instruct the transfer agent for the


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Common Stock to place a stop transfer order against any attempt to transfer the
Shares except in accordance with the Escrow Agreement and this Agreement.

         6.       Irrevocable Proxy and Release; Agreement to Vote Shares.

                  (a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares and hereby irrevocably appoints Holder, during the term of this Agreement, as proxy, with full power of substitution, for the Stockholder to vote (or refrain from voting) in any manner as Holder, in its sole discretion, may see fit, all of the Shares of the Stockholder for the Stockholder and in the Stockholder's name, place and stead, at any annual, special or other meeting or action of the stockholders of Company or at any adjournment thereof or pursuant to any consent of the stockholders of Company in lieu of a meeting or otherwise, with respect to any issue brought before stockholders of Company. The parties acknowledge and agree that, except as specifically provided for in Section 6(c) hereof, neither Holder, nor Holder's successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Holder of the Shares subject to the irrevocable proxy hereby granted to Holder at any annual, special or other meeting or action or the execution of any consent of the stockholders of Company. If the issue on which Holder is voting pursuant to the irrevocable proxy is the proposal to approve the Merger and the Merger Agreement, Holder shall vote for such proposal or give its consent, as applicable.

                  (b) Notwithstanding the foregoing grant to Holder of the irrevocable proxy, in the event Holder elects not to exercise its rights to vote the Shares pursuant to the irrevocable proxy, upon the request of Holder the Stockholder agrees to vote all of his Shares during the term of this Agreement:
(i) if the issue on which the Stockholder is requested to vote is a proposal to approve the Merger and the Merger Agreement, in favor of or give its consent to, as applicable, the Merger and the Merger Agreement or (ii) otherwise in the manner directed by Holder at any annual, special or other meeting or action of the stockholders of Company in lieu of a meeting or otherwise with respect to any issue brought before the stockholders of Company.

                  (c) If Holder (i) exercises its right to vote the Shares pursuant to the irrevocable proxy as provided in Section 6(a) other than with respect to the approval of the Merger, or (ii) instructs the Stockholder how to vote pursuant to Section 6(b)(ii), other than with respect to the approval of the Merger, and such Stockholder votes his Shares in accordance with such instruction, Holder agrees to indemnify and hold harmless such Stockholder from any and all claims, liabilities, losses, demands, causes of action, expenses (including reasonable attorneys' fees) that arise from or occur by reason of such actions.


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                  (d)      Notwithstanding anything to the contrary contained in
this Agreement, the Stockholder shall be free to act in his capacity as a member of the Board of Directors of the Company and to discharge his fiduciary duty as such.

         7. Survival. All rights and authority granted herein by the Stockholder shall survive the death or incapacity of the Stockholder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective spouses, heirs, personal representatives, successors and assigns. Holder may, without the consent of the Stockholder, assign its rights (but not its obligations) hereunder to any wholly owned subsidiary of Holder, but otherwise the consent of the Stockholder shall be required to assign the rights of Holder hereunder. The consent of Holder shall be required to assign the rights of the Stockholder hereunder.

         8. Further Assurances. The Stockholder shall cooperate with Holder and execute and deliver any additional documents necessary, in the reasonable opinion of Holder or its counsel, to (i) obtain any third party approvals necessary to consummation of the exercise of the Option, including, without limitation, approvals under the HSR Act, if applicable, (ii) complete the sale and transfer of the Shares with respect to which the Option is exercised and the vesting of title to such Shares in Holder and (iii) evidence the irrevocable proxy granted herein with respect to the Shares.

         9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, addressed to the respective party at the following addresses:

           To Holder:                United Parcel Service, Inc.
                                     55 Glenlake Parkway, N.E.
                                     Atlanta, Georgia 30328
                                     Attn:  Thomas W. Delbrook

           with a copy to:           King & Spalding
                                     191 Peachtree Street
                                     Atlanta, Georgia  30303-1763
                                     Attn:  Bruce N. Hawthorne, Esq.
                                     Facsimile No.: (404) 572-5146

           To the Stockholder:
                                     ------------------------------------

                                     ------------------------------------

                                     ------------------------------------


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           with a copy to:           Orrick, Herrington & Sutcliffe LLP
                                     Old Federal Reserve Bank Building
                                     400 Sansome Street
                                     San Francisco, CA 94111
                                     Attn:  John F. Seegal, Esq.
                                     Facsimile No.:  (415) 773-5759

         10. Termination. Except as provided in the following sentence, this Agreement and the Option, other than the provisions of Section 6(c), shall terminate on the earlier of: (i) the delivery by Holder to the Stockholder of written notice of Holder's determination to terminate this Agreement and (ii) the termination of the Merger Agreement in accordance with the terms thereof (the "Termination Date"). Notwithstanding anything to the contrary in this Agreement or any other agreement, if during the term of this Agreement an Acquisition Event shall occur or if the Merger Agreement shall have been terminated by Holder in accordance with Section 8.1(d) or 8.1(f)(ii) of the Merger Agreement (the date of the earlier of the occurrence or termination being the "Trigger Date"), this Agreement and the Option shall remain in full force and effect and the Termination Date of this Agreement shall automatically extend to the date which occurs 9 months from the Trigger Date.

         11. Remedies. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         12. Commissions. Each of the parties hereto represents and warrants that there are no agreements or claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement, and the Stockholder and Holder will respectively pay or discharge and will indemnify each other for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

         13. Survival of Representations. Notwithstanding any provision of this Agreement to the contrary, all representations and warranties made by the Stockholder in this Agreement and the covenants set forth in Sections 6(c),12 and 19 hereof shall survive (i) any exercise of the Option by Holder, (ii) any vote by Holder of the Shares pursuant to the irrevocable proxy or (iii) any vote by the Stockholder in accordance with Section 6(b); provided, however, that all representations and warranties shall not survive and shall terminate upon termination of this Agreement pursuant to Section 10 hereof.

         14. Changes in Capitalization. For all purposes of this Agreement, the Shares shall include any securities for cash or other property issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, dividend in cash or stock or other property, split-up or combination of the securities of Company, or any other change in its capital structure and shall also include all Shares of


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Common Stock issued to the Stockholder after the date hereof pursuant to the exercise by the Stockholder of stock options.


         15. Compliance with Securities Laws. The parties agree that any transfer of the Shares effected hereunder shall be effected so as to comply with all applicable federal and state securities laws.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

         17. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement.

         18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 18.

         19.      Agreements to Notify.

                  (a) The Stockholder and Holder agree to notify promptly the Escrow Agent of the termination of this Agreement and agree to deliver to the Escrow Agent any written instructions that may reasonably be requested by the Escrow Agent relating to the release of the Shares upon the termination of this Agreement.

                  (b) The Stockholder agrees to notify Holder promptly, and in any event, without limiting the foregoing undertaking, prior to any exercise of the Option by Holder, of any commencement or threatened commencement known to the Stockholder by any person, entity or governmental authority or agency of any suit, action or legal proceedings with respect to the Option.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed as of the date first above written.

                                             LYNN C. FRITZ:



                                             /s/ Lynn C. Fritz
                                             ----------------------------------




                                             UNITED PARCEL SERVICE, INC.



                                             By: /s/ Thomas W. Delbrook
                                                -------------------------------
                                               Name: Thomas W. Delbrook
                                               Title: Assistant Treasurer


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                                  SCHEDULE 4.1

Pursuant to the Securities Exchange Act of 1934, as amended, the Stockholder is treated as having beneficial ownership in the following shares of Company Common
Stock:

1) 961,401 shares of Company Common Stock, the record owner of which is the Lynn C. Fritz 1999 Grantor Retained Annuity Trust.

2) 961,041 shares of Company Common Stock, the record owner of which is the Tamara Fritz 1999 Grantor Retained Annuity Trust.

3) 372,599 shares of Company Common Stock, the record owner of which is Tamara Fritz.


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